New Nouveau Brunswick

Public Accounts

for the fiscal year ended 31 March 2007

VOLUME 1

FINANCIAL STATEMENTS

Printed by
Authority of the Legislature
Fredericton, N.B.

Public Accounts

for the fiscal year ended 31 March 2007

VOLUME 1
FINANCIAL STATEMENTS

New Nouveau Brunswick

ISSN 0382-1277

ii PROVINCE OF NEW BRUNSWICK 2007

To His Honour,

The Honourable Herménégilde Chiasson
Lieutenant-Governor of the Province of New Brunswick

The undersigned has the honour to submit the Public Accounts of the Province of New Brunswick for the fiscal year ended 31 March 2007.

I am, Your Honour,

Victor Boudreau
Minister of Finance

Fredericton, New Brunswick
28 September 2007

The Honourable Victor Boudreau
Minister of Finance

Sir:

The undersigned has the honour to present to you the Public Accounts of the Province of New Brunswick for the fiscal year ended 31 March 2007.

Respectfully submitted,

Kim MacPherson, C.A.
Comptroller

Fredericton, New Brunswick
28 September 2007

2007	PROVINCE OF NEW BRUNSWICK	iii

TABLE OF CONTENTS

Audited Financial Statements

Introduction to Volume I		1

Statement of Responsibility		2

Results for the Year		3

Major Variance Analysis		5

Auditor's Report		9

Statement of Financial Position		10

Statement of Operations		11

Statement of Cash Flow		12

Statement of Change in Net Debt		13

Notes to the Financial Statements		14

Schedules to the Financial Statements		41

2007	PROVINCE OF NEW BRUNSWICK	1

INTRODUCTION

VOLUME I

The Public Accounts of the Province of New Brunswick are presented in five volumes.

This volume contains the audited financial statements of the Provincial Reporting Entity as described in note 1 to the financial statements.  They include a Statement of Financial Position, a Statement of Operations, a Statement of Cash Flow and a Statement of Change in Net Debt.  This volume also contains the Auditor’s Report, Statement of Responsibility, management’s comments on the results of the year and a variance analysis.

Volume II contains unaudited supplementary information to the Financial Statements presented in Volume I.  It presents summary statements for revenue and expenditure as well as five-year comparative statements.  This volume also contains detailed information on Supplementary Appropriations, Funded Debt, statements of the General Sinking Fund, Securities Held, and revenue and expenditure by government department (this includes salary, travel, supplier, grant and contribution, and loan disbursement listings).

Volume III contains the financial statements of those corporations, boards and commissions which are accountable for the administration of their financial affairs and resources to the Government or the Legislature of the Province.  The Government or Legislature also has the power to control these organizations either through ownership or through legislative provisions.

Volume IV contains the financial statements of various trust funds which the Province administers as Trustee.

Volume V contains salary listings of certain government organizations, including Regional Health Authorities, New Brunswick Power Corporation, and New Brunswick Liquor Corporation.  The salary listings are for employees who received earnings during the year ended 31 December 2006 in excess of $40,000.

2 PROVINCE OF NEW BRUNSWICK 2007

STATEMENT OF RESPONSIBILITY

The financial statements of the Province of New Brunswick are prepared each year by the Comptroller as required under section 12 of the Financial Administration Act. The financial statements include a Statement of Financial Position, a Statement of Operations, a Statement of Cash Flow and a Statement of Change in Net Debt.

Financial statement integrity and objectivity are the responsibility of the Government. To help fulfil this responsibility, systems of internal control have been established to provide reasonable assurance that transactions are properly authorized, executed and reported. The statements are prepared in accordance with the accounting policies described in Note 1 to the Financial Statements.

On behalf of the Government:

Honourable Victor Boudreau
Minister of Finance

28 September 2007

2007	PROVINCE OF NEW BRUNSWICK	3

RESULTS FOR THE YEAR

General Comments

The Province had a surplus for the fiscal year ended 31 March 2007 of $236.8 million.  This represents a significant increase over the budgeted surplus of $22.2 million.  There are two primary reasons for the larger surplus.  The first is adjustments to prior years Personal and Corporate income taxes which contributed to a $109.6 million increase on those taxes.  The second is due to an increase in metallic minerals tax revenue of $112.2 million over the budgeted amount.  This resulted primarily from significantly higher than anticipated world zinc prices.

There were several other variances which are discussed in more detail in the major variance section below.

Summary Financial Information

(millions)
Statement of Financial Position
	2007	2006
Financial Assets	$ 1,626.8	$ 1,267.4
Liabilities	(8,204.7)	(7,981.6)
Net Debt	(6,577.9)	(6,714.2)
Tangible Capital Assets	5,645.5	5,518.9
Deferred Capital Contributions	(680.2)	(659.8)
Other Non Financial Assets	110.6	116.3
Total Non Financial Assets	5,075.9	4,975.4
Accumulated Deficit	$ (1,502.0)	$ (1,738.8)

Statement of OperationsStatement of Operations
	2007	2006
Revenue – Provincial Own Sources	$ 4,184.7	$ 3,952.6
Revenue – Federal Sources	2,464.2	2,370.5
Total Revenue	6,648.9	6,323.1
Expenses	6,412.1	6,088.1
Surplus / (Deficit)	$ 236.8	$ 235.0

Statement of Change in Net DebtStatement of Change in Net Debt
	2007	2006
Opening Net Debt	$ (6,714.2)	$ (6,828.2)
Decrease in Net Debt	136.3	114.0
Ending Net Debt	$ (6,577.9)	$ (6,714.2)

4	PROVINCE OF NEW BRUNSWICK	2007

Fiscal Management Measures

The Government uses multiple measures to guide its fiscal management, a number of which are described below.

Surplus

The surplus for the year ended 31 March 2007 was $ 236.8 million which is slightly more than the $235.0 million surplus generated in the previous year and significantly greater than the budgeted surplus of $22.2 million.

Net Debt

In Volume I of the 31 March 2006 Public Accounts, the following table disclosed the net debt at the end of each year since 2000.

(millions)

Year	2000	2001	2002	2003	2004	2005	2006
Net Debt	$7,048.9	$6,898.9	$6,734.5	$6,832.4	$6,923.6	$6,778.3	$6,655.7

In 2007, the government had an actuarial valuation completed of the retirement allowance liability and included the employees of the Regional Health Authorities for the first time since their results were consolidated in 2004. This required a restatement of Net Debt as follows:

(millions)

Year	2000	2001	2002	2003	2004	2005	2006
Net Debt	$7,056.3	$6,914.8	$6,758.8	$6,865.3	$6,965.0	$6,828.2	$6,714.2

Net debt was reduced by a further $136.3 million during the year ended 31 March 2007 to reach a balance of $6,577.9 million. The following table reports the net debt position at the end of each of the past seven years.

(millions)

Year	2000	2001	2002	2003	2004	2005	2006	2007
Net Debt	$7,056.3	$6,914.8	$6,758.8	$6,865.3	$6,965.0	$6,828.2	$6,714.2	$6,577.9

The reduction in net debt over the seven year period therefore has been $478.4 million.

Net Debt as a Percentage of Gross Domestic Product

At 31 December 1999, the Province’s Gross Domestic Product was $19,041.0 million. Therefore, the restated net debt as at 31 March 2000 was 37.1% of GDP at the time. The Province’s GDP at 31 December 2006 was $25,221.0 million, so the net debt to GDP ratio stands at 26.1% for the year ended 31 March 2007.

2007	PROVINCE OF NEW BRUNSWICK	5

(millions)

Year	2000	2001	2002	2003	2004	2005	2006	2007
GDP	$19,041.0	$20,085.0	$20,684.0	$21,169.0	$22,346.0	$23,487.0	$24,162.0	$25,221.0
Net Debt	$ 7,056.3	$ 6,914.8	$ 6,758.8	$ 6,865.3	$ 6,965.0	$ 6,828.2	$ 6,714.2	$ 6,577.9
Ratio	37.1%	34.4%	32.7%	32.4%	31.2%	29.1%	27.8%	26.1%

This table reports that there has been a steady seven year improvement in the net debt to GDP ratio (a reduction of 11.0 percentage points from the starting point of 37.1%).

For purposes of the Fiscal Responsibility and Balanced Budget Act, an improvement in the net debt to GDP ratio over successive fiscal periods is targeted.  This means that the net debt to GDP ratio for the year ended 31 March 2007 must be lower than the year ended 31 March 2004.  The ratio of net debt to GDP has improved by 5.1 percentage points from 2004 to 2007.

Debt Charges

The Province’s debt charges for the year ended 31 March 2007, calculated as the amount spent on servicing the public debt less sinking fund earnings, totaled $327.6 million, $79.4 million less than what the Province spent in 2000.  Favourable interest rates and a strong Canadian dollar in 2006-2007 are largely responsible for this difference.

Results According to the Fiscal Responsibility and Balanced Budget Act

The Province adopted the Fiscal Responsibility and Balanced Budget Act (FRBBA) and repealed the Balanced Budget Act  in 2006.  This Act requires that total expenses not exceed total revenues for the fiscal period commencing 1 April 2004 and ending 31 March 2007.  During the year, the Government generated a $115.4 million surplus for Balanced Budget purposes.  This combined with the surplus to date according to the FRBBA resulted in a cumulative surplus of $597.8 million as is shown in the following table.

Surplus According to Fiscal Responsibility and Balanced Budget Act

	2005	2006	2007	Cumulative
Surplus - FRBBA	$ 242.2	$ 240.2	$115.4	$ 597.8

MAJOR VARIANCE ANALYSIS

Explanations of major variances are presented below, first for revenue, followed by expenses.  In this analysis, comparisons are made between the actual results for 2006-2007 and either the 2006-2007 budget or actual results for 2005-2006.

REVENUE

Provincial Sources

Taxes

Taxes are up $241.1 million from the 2006-2007 Budget.  Metallic minerals tax is up $112.2 million primarily due to significant increases in world zinc prices, and prior-year adjustments.  Personal income tax

6	PROVINCE OF NEW BRUNSWICK	2007

is up $70.4 million and corporate income tax is up $39.2 million both due to positive prior-year adjustments related to the 2005 taxation year.  Harmonized sales tax is up $57.8 million due to increased federal payments and the elimination of the home energy HST rebate.  The increases have been partially offset by decreases in some other taxes.  Gasoline and motive fuels tax is $21.1 million lower than budget largely due to a 3.8-cent per litre tax reduction in October 2006 and tobacco tax is $11.1 million lower due to lower-than-anticipated volumes.

Taxes are up $302.6 million from the previous year.  Personal income tax is up $111.5 million due to prior-year adjustments and strong growth in the tax base.  Corporate income tax is up $67.3 million due to prior-year adjustments. Metallic minerals tax is up $109.7 million due to significant increases in world zinc prices, and prior-year adjustments. The harmonized sales tax has increased by $33.4 million as a result of economic growth. Provincial real property tax is $10.5 million higher than the previous year as a result of the growth in the assessment base.  Similar to above, the increases have been partially offset by decreases in some other taxes.  Gasoline and motive fuels tax is $16.9 million lower than the previous year largely due to a 3.8-cent per litre tax reduction in October 2006 and tobacco tax is $8.6 million lower due to lower volumes.

Investment Income

Investment income is up $76.3 million from budget mainly due to a $64.7 million improvement in net income for the New Brunswick Electric Finance Corporation (NBEFC). NBEFC net income was higher than budget as a result of NB Power experiencing an above-average year in 2006-2007 with warm winter weather, high water levels and increased exports.  The above-average results for NB Power more than offset the impact of an 8% cap on electricity rate increases.

Investment income is down $101.1 million from the previous year primarily due to a $112.9 million decrease in net income for NBEFC.  NBEFC net income was lower than the previous year as a result of the impact of a cap on electricity rate increases in 2006-2007 and an extraordinary fiscal performance for NB Power in 2005-2006.

Other Provincial Revenue

Other provincial revenue is up $62.6 million from budget reflecting increases in various sales of goods and services and other miscellaneous revenue as well as new public sector accounting guidelines to report the amortization of deferred capital contributions of $23.2 million.

Other provincial revenue is up $21.7 million from the previous fiscal year.  This reflects increases in various sales of goods and services and other miscellaneous revenue.

Federal Sources

Fiscal Equalization Payments

Fiscal Equalization Payments are up $18.6 million from budget reflecting the fixed payment announced in the 2006-2007 federal budget.

Fiscal Equalization Payments are up $102.8 million year-over-year due to an increase in the fixed payment to the province.

2007	PROVINCE OF NEW BRUNSWICK	7

Unconditional Grants

Unconditional Grants are up $10.6 million from the previous year mainly due to increased federal funding for the Canada Health Transfer and the Canada Social Transfer.

Conditional Grants

Conditional Grants are down $19.7 million from the previous fiscal year mainly due to lower federal funding related to health and education.

EXPENSES

Education and Training

Education and Training expenses were $72.4 million higher than budget mainly due to an additional $68.0 million grant to universities.

Education and Training expenses were $4.2 million lower than in 2005-2006 mainly due to a decrease in the Assistance to Universities Program partially offset by additional expenses in School District Operations.

Health

Health expenses were $44.8 million higher than budget mainly due to increased expenses in Hospital Services related to the operations of the Regional Health Authorities, partially offset by lower Out-of-Province Hospital Payments expenses.

Health expenses were $152.4 million higher than in 2005-2006 mainly due to increased expenses in Hospital Services, Medicare, the Prescription Drug Program and Ambulance Services.

Family and Community Services

Family and Community Services expenses were $11.7 million higher than budget mainly due to additional expenses in Long Term Care and Nursing Homes.

Family and Community Services expenses were $48.6 million higher than in 2005-2006 mainly due to increased expenses in Long Term Care, Nursing Homes and Children Services.

Protection Services

Protection Services expenses were $61.6 million higher than budget mainly due to funding for Credit Union Stabilization and Support.

Protection Services expenses were $72.4 million higher than in 2005-2006 mainly due to funding for Credit Union Stabilization and Support and increases in Public Safety’s provision for loss expense and Safety Services Program.

Economic Development

Economic Development expenses were $28.6 million higher than budget mainly due to an increase in Business New Brunswick's Strategic Assistance Program and provision for loss expense.

8	PROVINCE OF NEW BRUNSWICK	2007

Economic Development expenses were $24.4 million higher than in 2005-2006 mainly due to an increase in the Regional Development Corporation's federal-provincial programs and Business New Brunswick's Strategic Assistance Program, partially offset by a decrease in Business New Brunswick’s provision for loss expense.

Labour and Employment

Labour and Employment expenses were $1.1 million higher than budget mainly due to an increase in demand for employment support for the forest industry.

Labour and Employment expenses were $3.0 million higher than in 2005-2006 mainly due to an increase in demand for employment support for the forest industry.

Resources

Resource Sector expenses were $21.6 million higher than budget due to a $26.6 million contribution to Saint John Harbour Clean-up, partially offset by a decrease in the Energy Efficiency and Conservation Agency of New Brunswick due to the timing of program spending.

Resource Sector expenses were $32.9 million higher than 2005-2006 mainly due to a $26.6 million contribution to Saint John Harbour Clean-up and increased spending in the Environmental Trust Fund.

Transportation

Transportation expenses were $21.5 million higher than budget mainly due to increased amortization expense resulting from an accounting policy change.

Transportation expenses were $11.2 million higher than in 2005-2006 mainly due to increased funding to the New Brunswick Highway Corporation for the maintenance of new sections of highway, increased amortization expense, and increased expenses in the Permanent Bridges Program.

Central Government

Central Government expenses were $44.0 million lower than budget mainly due to lower than anticipated expense in General Government's Supplementary Funding Provision and pension expense.

Central Government expenses were $15.3 million higher than in 2005-2006 mainly due to costs associated with the 2006 Provincial Election and increased Provision for Loss expense partially offset by a decrease in pension expense.

Service of the Public Debt

Service of the Public Debt expenses were $15.7 million lower than budget due to a larger than anticipated one-time foreign exchange gain and lower short-term and long-term interest expense.

Service of the Public Debt expenses were $32.0 million lower than in 2005-2006 as a result of a large one-time foreign exchange gain, maturing debt and savings from refinancing at lower interest rates.

2007 PROVINCE OF NEW BRUNSWICK 9

AUDITOR'S REPORT

To the Legislative Assembly
Province of New Brunswick

I have audited the statement of financial position of the Province of New Brunswick as at 31 March 2007 and the statements of operations, cash flow and change in net debt for the year then ended These financial statements are the responsibility of government My responsibility is to express an opinion on these financial statements based on my audit

I conducted my audit in accordance with Canadian generally accepted auditing standards Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements An audit also includes assessing the accounting principles used and significant estimates made by government, as well as evaluating the overall financial statement presentation

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province as at 31 March 2007 and the results of its operations, the changes in its net debt and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles As required by section 10 of the *Auditor General Act*, I also express my opinion that these financial statements present fairly, in all material respects, the financial position of the Province as at 31 March 2007 and the results of its operations, the changes in its net debt and its cash flows for the year then ended in accordance with the stated accounting policies of the Province set out in Note 1 to the financial statements. As also required by section 10 of the *Auditor General Act*, I report that, in my opinion, the accounting policies have been applied, after giving retroactive effect to changes in accounting for retirement allowances for employees of New Brunswick Health Authorities and capital contributions towards tangible capital assets, as explained in Note 3 to the financial statements, on a basis consistent with that of the preceding year

Note 4 to the financial statements presents information on the Province's revenue and expenses, and the ratio of net debt to GDP, as required by the *Fiscal Responsibility and Balanced Budget Act* In my opinion, Note 4 presents fairly, in all material respects, the information required by sections 6 and 10 of the *Fiscal Responsibility and Balanced Budget Act* to be included in the Public Accounts

Michael Ferguson, CA
Auditor General

6 September 2007

Office of the Auditor General
P O Box 758
Fredericton New Brunswick E3B 5B4

10	PROVINCE OF NEW BRUNSWICK	2007

STATEMENT OF FINANCIAL POSITION

			(millions)
Schedule		2007		2006

	FINANCIAL ASSETS

1	Cash Net of Short Term Borrowing	$249.2		$56.0
2	Receivables and Advances	440.0		449.8
3	Taxes Receivable	584.4		469.5
4	Inventories for Resale	7.1		6.7
5	Loans	353.4		320.0
6	Investments	(7.3)		(34.6)
	Total Financial Assets	1,626.8		1,267.4

	LIABILITIES

7		1,639.6		1,641.3
8		95.8		84.0
	Unrealized Foreign Exchange Gains	48.9		48.7
9	Deferred Revenue	364.9		323.0
10	Deposits Held in Trust	60.2		61.9
11	Obligations under Capital Leases (Note 7)	817.1		834.1
		(126.4)		30.2
		2,900.1		3,023.2

		12,981.9		12,203.9
	Borrowing for New Brunswick Electric Finance Corporation	(3,709.1)		(3,261.5)
	Funded Debt for Provincial Purposes	9,272.8		8,942.4
		3,968.2		3,984.0
		5,304.6		4,958.4
	Total Liabilities	8,204.7		7,981.6

	NET DEBT	(6,577.9)		(6,714.2)

	NON-FINANCIAL ASSETS

	Tangible Capital Assets (Note 9)	5,645.5		5,518.9
		(680.2)		(659.8)
		4,965.3		4,859.1
12	Inventories of Supplies	42.0		40.1
13	Prepaid and Deferred Charges	68.6		76.2
	Total Non-Financial Assets	5,075.9		4,975.4

	ACCUMULATED DEFICIT	$(1,502.0)		$(1,738.8)

	The accompanying notes are an integral part of these Financial Statements.

	Kim MacPherson, C.A.
	Comptroller

2007	PROVINCE OF NEW BRUNSWICK	11

STATEMENT OF OPERATIONS

			(millions)
Schedule				2006
		Budget	Actual	Actual

	REVENUE

	Provincial Sources
14		$2,879.1	$3,120.2	$2,817.6
15	Licenses and Permits	111.0	116.4	113.8
16	Royalties	67.3	68.7	67.8
17	Investment Income	232.2	308.5	409.6
18	Other Provincial Revenue	276.5	339.1	317.4
	Sinking Fund Earnings	229.7	231.8	226.4
		3,795.8	4,184.7	3,952.6

	Federal Sources
		1,432.2	1,450.8	1,348.0
19		703.7	708.8	698.2
20	Conditional Grants - Canada	299.0	304.6	324.3
		2,434.9	2,464.2	2,370.5
		6,230.7	6,648.9	6,323.1

	EXPENSE

21		1,233.1	1,305.5	1,309.7
22	Health	2,065.4	2,110.2	1,957.8
23	Family and Community Services	812.3	824.0	775.4
24	Protection Services	172.0	233.6	161.2
25	Economic Development	177.0	205.6	181.2
26		119.3	120.4	117.4
27		171.4	193.0	160.1
28	Transportation	326.0	347.5	336.3
29	Central Government	556.9	512.9	497.6
		575.1	559.4	591.4
		6,208.5	6,412.1	6,088.1

	ANNUAL SURPLUS	22.2	236.8	235.0

	ACCUMULATED DEFICIT - BEGINNING OF YEAR	(1,738.8)	(1,738.8)	(1,973.8)
	ACCUMULATED DEFICIT - END OF YEAR	$(1,716.6)	$(1,502.0)	$(1,738.8)

	The accompanying notes are an integral part of these Financial Statements.

12	PROVINCE OF NEW BRUNSWICK	2007

STATEMENT OF CASH FLOW

		(millions)
	2007		2006

OPERATING ACTIVITIES

Surplus / (Deficit)	$236.8		$235.0
Non Cash Items
Amortization of Premiums, Discounts and Issue Expenses	7.3		7.4
Foreign Exchange Expense	(30.8)		(7.8)
Increase in Allowance for Doubtful Accounts	69.9		59.7
Amortization of Tangible Capital Assets	238.1		226.9
Loss on Disposal of Tangible Capital Assets	0.3		0.4
	(23.1)		(22.4)
Sinking Fund Earnings	(231.8)		(226.4)
Losses on Foreign Exchange Settlements	16.6		19.1
	(156.6)		(126.5)
	41.9		5.4
	(129.3)		(80.0)
Net Cash From Operating Activities	39.3		90.8

INVESTING ACTIVITIES

Increase in Investments, Loans and Advances	(95.0)		(401.5)
Net Cash Used in Investing Activities	(95.0)		(401.5)

CAPITAL TRANSACTIONS

Acquisition of Capital Assets	(365.0)		(342.2)
Revenue Received to Acquire Tangible Capital Assets	43.5		24.9
Net Cash Used in Capital Transactions	(321.5)		(317.3)

FINANCING ACTIVITIES

Proceeds from Issuance of Funded Debt	1,655.3		1,387.9
	(560.0)		(400.0)
Received from Sinking Fund for Redemption of Debentures and
Payment of Exchange	376.7		144.1
	(17.0)		(15.2)
Sinking Fund Instalments	(129.1)		(127.9)
Funded Debt Matured	(755.5)		(453.2)
Net Cash From Financing Activities	570.4		535.7

INCREASE (DECREASE) IN CASH DURING YEAR	193.2		(92.3)
CASH POSITION - BEGINNING OF YEAR	56.0		148.3
CASH POSITION - END OF YEAR	$249.2		$56.0

CASH REPRESENTED BY

Cash Net of Short Term Borrowing	$249.2		$56.0

The accompanying notes are an integral part of these Financial Statements.

2007	PROVINCE OF NEW BRUNSWICK	13

STATEMENT OF CHANGE IN NET DEBT

	(millions)
	2007	2007	2006
	Budget	Actual	Actual

NET DEBT - BEGINNING OF YEAR

As Previously Published	$(6,655.7)	$(6,655.7)	$(6,778.3)
Prior Years' Adjustments

	---	(58.5)	(49.9)

RESTATED NET DEBT - BEGINNING OF YEAR	(6,655.7)	(6,714.2)	(6,828.2)

CHANGES IN YEAR

	22.2	236.8	235.0
Acquisition of Tangible Capital Assets	(345.9)	(365.0)	(342.2)
Amortization of Tangible Capital Assets	209.1	238.1	226.9
	---	(23.1)	(22.4)
Loss on Disposal of Tangible Capital Assets	---	0.3	0.4
Revenue Received to Acquire Tangible Capital Assets	27.6	43.5	24.9
	---	(1.9)	(2.0)
	---	7.6	(6.6)

	(87.0)	136.3	114.0

NET DEBT - END OF YEAR	$(6,742.7)	$(6,577.9)	$(6,714.2)

The accompanying notes are an integral part of these Financial Statements.

14	PROVINCE OF NEW BRUNSWICK	2007

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)

Provincial Reporting Entity

These financial statements include those entities which make up the Provincial Reporting Entity.  The Provincial Reporting Entity is comprised of certain organizations that are controlled by the government.  These organizations are the Consolidated Fund, the General Sinking Fund and the agencies, commissions and corporations listed  below.

b)

Basis of Consolidation

Transactions and balances of organizations are included in these financial statements through one of the following accounting methods:

Consolidation method

This method combines the accounts of distinct organizations.  It requires uniform accounting policies for the organizations except that tangible capital asset policies of these organizations are not conformed to provincial policies.  Inter-organizational balances and transactions are eliminated under this method.  This method reports the organizations as if they were one organization.  The organizations included through the consolidation method are:

Algonquin Golf Limited;	New Brunswick Highway Corporation;
Algonquin Properties Limited; Arts Development Trust Fund;	New Brunswick Housing Corporation; New Brunswick Investment Management
Environmental Trust Fund;	Corporation;
Forest Protection Limited;	New Brunswick Tire Stewardship Board;
New Brunswick Credit Union Deposit Insurance Corporation;	Regional Development Corporation; Regional Health Authorities;
New Brunswick Distance Education Network Inc.;	Service New Brunswick;
New Brunswick Energy Efficiency and Conservation Agency	Sport Development Trust Fund.

Modified equity method

This method is used for government enterprises. Government enterprises are defined in Note 8 to these financial statements.  The modified equity method reports a government enterprise’s net assets as an investment on the Province’s Statement of Financial Position.  The net income of the government enterprise is reported as investment income on the Province’s Statement of Operations.  Inter-organizational transactions and balances are not eliminated.  All gains or losses arising from inter-organizational transactions between government enterprises and other government organizations are eliminated.  The accounting policies of government enterprises are not adjusted to conform with those of other government organizations.  The organizations have been included through modified equity accounting are:

Lotteries Commission of New Brunswick;	New Brunswick Municipal Finance Corporation;
New Brunswick Electric Finance Corporation;	New Brunswick Power Group;
New Brunswick Liquor Corporation;	New Brunswick Securities Commission.

Transaction method

This method records only transactions between the Province and the other organizations.  The transaction method was used because the appropriate methods would not produce a materially different result. The determination of which entities to exclude because of materiality was made by Board of Management. The organizations included through the transaction method are:

2007	PROVINCE OF NEW BRUNSWICK	15

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

Advisory Council on the Status of Women;	New Brunswick Insurance Board;
Atlantic Education International Inc.;	New Brunswick Legal Aid Services Commission;
Fundy Linen Services Inc.;	New Brunswick Museum;
Kings Landing Corporation;	New Brunswick Public Libraries Foundation;
New Brunswick Advisory Council on Youth;	New Brunswick Research and Productivity Council;
New Brunswick Arts Board;	Premier's Council on the Status of Disabled Persons;
New Brunswick Crop Insurance Commission;	Provincial Holdings Ltd.;
New Brunswick Energy and Utilities Board	Strait Crossing Finance Inc.

c)

Specific Accounting Policies

Accrual Accounting

Expenses are recorded for all goods and services received or consumed during the fiscal year.

Revenues and recoveries are recorded on an accrual basis with the exception of  revenue from Canada under the Federal-Provincial Fiscal Arrangements and Federal Post-Secondary Education and Health Contributions Act, 1977, and the Canada-New Brunswick Tax Collection Agreement which is accrued based on information provided by Canada and is adjusted in subsequent years.

Interest revenue is recorded on outstanding loan amounts due to the Province as the interest is earned.  The major categories of loans receivable are Student Assistance, Economic Development, Agriculture Development and Fisheries.

Amounts received or recorded as receivable but not earned by the end of the fiscal year are recorded as deferred revenue.

Debt Charges

Interest and other debt service charges are reported in the Statement of Operations as Service of the Public Debt except as described below:

Because government enterprises are included in the Provincial Reporting Entity through modified equity accounting, the cost of servicing their debt is not included in the Service of the Public Debt expense.  The cost of servicing the debt of government enterprises is an expense included in the calculation of their net profit or loss for the year.

Interest costs imputed on the Province’s Accrued Pension Liability are recorded as part of pension expense, which is included in various expense functions.

Interest earned on the assets of the General Sinking Fund and on other provincial assets is reported as revenue.

Note 13 to these financial statements reports the components of the Service of the Public Debt Expense function and total debt charges.

Government Transfers

Government transfers are transfers of money, such as grants, from a government to an individual, an organization or another government for which the government making the transfer does not receive any goods or services directly in return.

Government transfers are recognized in the Province's financial statements as expenses or revenues in the period that the events underlying the transfer occurred.  Liabilities have been established for any transfers due at 31

16	PROVINCE OF NEW BRUNSWICK	2007

March 2007 for which the intended recipients have met the eligibility criteria.  Receivables have been established for transfers to which the Province is entitled under governing legislation, regulation or agreement.

Asset Classification

Assets are classified as either financial or non financial.  Financial assets  are assets that could be used to discharge existing liabilities or finance future operations and are not to be consumed in the normal course of operations.  Non-financial assets are acquired, constructed or developed assets that do not provide resources to discharge existing liabilities but are employed to deliver government services, may be consumed in normal operations and are not for resale.  Non-financial assets include tangible capital assets, prepaid expenses and inventories of supplies.

Short Term Investments

Short term investments are recorded at cost with supplemental information related to market values of  short term investments reported in note 6 to these financial statements.

Concessionary Loans

There are two situations where the Province charges loan disbursements entirely as expenses.  These are:

Loan agreements which commit the Province to provide future grants to the debtor to be used to repay the loan.

Loan agreements which include forgiveness provisions if the forgiveness is considered likely.

In both these situations, the loan is charged to expense when it is disbursed.

Loans that are significantly concessionary because they earn a low rate of return are originally recorded as assets at the net present value of the expected future cash flows.  The net present value is calculated using the Province’s borrowing rate at the time the loan was issued.  The difference between the nominal value of the loan and its net present value is recorded as an expense.

Inventories

Inventories are recorded at the lower of cost or net realizable value.  Inventories include supplies for use, and goods and properties held for resale.  Properties held for resale are reported as a financial asset and include land and fixtures acquired or constructed for the purpose of sale.  Properties held for resale also include properties acquired through foreclosure.  Inventories of supplies for use are reported as a non financial asset.

Allowances

Allowances have been established for accounts receivable, loan guarantees and other possible losses.  These allowances are disclosed in the schedules to the financial statements.   An allowance is established on outstanding loan guarantee amounts when it is considered likely the debtor will default on their loan and the Province will be required to pay out under the guarantee.  As with all provisions for loss, this is an estimate and adjustments are made annually to the reflect management’s best estimate of likely losses.  Amounts due to the province but deemed uncollectible are written off from the accounts of the Province once the write-off has been approved by either the Board of Management or Secretary to the Board of Management depending on the dollar value involved.

2007	PROVINCE OF NEW BRUNSWICK	17

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

Tangible Capital Assets

Tangible capital assets are assets owned by the Province which have useful lives greater than one year.  Certain dollar thresholds have been established for practical purposes.  Computer hardware and software have not been capitalized in the Province’s financial statements.

Tangible capital assets are reported at gross cost.  Contributions received to assist in the acquisition of tangible capital assets are reported as Deferred Capital Contributions and amortized to income at the same rate as the related asset.

Tangible capital assets policies of government entities which are consolidated in these financial statements are not adjusted to conform to Provincial policies.  The types of items which could differ include amortization rates, estimates of useful lives and dollar thresholds for capitalization.

Trusts under Provincial Administration

Legally established trust funds which the Province administers but does not control are not included as Provincial assets or liabilities.  Note 18 to these financial statements discloses the equity balances of the trust funds administered by the Province

Borrowing on Behalf of New Brunswick Electric Finance Corporation

The Province, as represented by the Consolidated Fund, has issued long term debt securities on behalf of New Brunswick Electric Finance Corporation in exchange for debentures with like terms and conditions.

The New Brunswick Electric Finance Corporation debentures received by the Province are reported in Note 12 of these financial statements as a reduction of Funded Debt.  This financing arrangement was used to obtain more favourable debt servicing costs. The transactions involving these securities, including the debt servicing costs, are not part of the budget plan of the Province’s Consolidated Fund.

Foreign Currency Translation and Risk Management

The Province's assets, liabilities and contingent liabilities denominated in foreign currencies are translated to Canadian dollars at the year end rates of exchange, except where such items have been hedged or are subject to interest rate and currency swap agreements.  In such cases, the rates established by the hedge or the agreements are used in the translation.  Exchange gains and losses are included in the Statement of Operations except for the unrealized exchange gains and losses arising on the translation of long term items, which are deferred and amortized on a straight line basis over the remaining life of the related assets or liabilities.  Revenue and expense items are translated at the rates of exchange in effect at the respective transaction dates.

The Province borrows funds in both domestic and foreign capital markets and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters.  As a result, the Province may be exposed to foreign exchange risk.  Foreign exchange or currency risk is the risk that the principal and interest payments on foreign debt will fluctuate in Canadian dollar terms due to fluctuations in foreign exchange rates.

In accordance with risk management policy guidelines, the Province uses various financial instruments and techniques to manage exposure to foreign currency risk.  These financial instruments include currency forwards, cross-currency swaps and purchases of foreign denominated assets into the Province’s sinking fund.

As at March 31, 2007, the Province had outstanding $1,064.5 million US$ denominated debt.  Of this total, $714.5 million was hedged by entering into cross-currency swaps, which convert the interest and principal payable from US to Canadian dollars.

18	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

The Province’s currency exposure was 4.4% of the total debt portfolio prior to netting out the US dollar denominated assets in the sinking fund.  A one-cent change in the US/CDN$ foreign exchange rate as of March 31, 2007 would result in a $4.6 million change in the principal amount of Provincial-purpose long term-debt.  The hypothetical change, a gain or loss, would be amortized over the remaining life of the related debt issue.  A one-cent change would also result in a change of $0.5 million on interest payments in Service of the Public Debt.

The net currency exposure is 2.8% when the US dollar denominated assets held in the sinking fund are netted from the total Provincial-purpose debt portfolio.

Sinking Funds

The General Sinking Fund is maintained by the Minister of Finance under the authority of section 12 of the Provincial Loans Act (“Act”).  This Act provides that the Minister shall maintain one or more sinking funds for the payment of funded debt either at maturity or upon redemption in advance of maturity. Typically, redemptions are only made after the related Provincial purpose portion of the debt has been outstanding a minimum of twenty years.

Sinking fund investments in bonds and debentures are reported at par value less unamortized discounts less premiums and the unamortized balance of unrealized foreign exchange gains or losses.  Short-term deposits are reported at cost.  The Province’s sinking fund may be invested in eligible securities as defined in the Act.

Sinking fund installments are paid into the General Sinking Fund on or before the anniversary date of each issue of funded debt, at the prescribed rate of a minimum of 1% of the outstanding principal.

New Brunswick Electric Finance Corporation (NBEFC) is contractually obligated to pay to the Province the amount of the sinking fund installment required each year in respect of the debentures issued by the Province on behalf of New Brunswick Power Corporation prior to October 1, 2004 and to NBEFC after September 30, 2004.

The following table shows the allocation of various components of the Sinking Fund between the Consolidated Fund of the Province and NBEFC.

	Consolidated Fund	NBEFC	Total

Fund Equity, beginning of year	$3,984.0	$336.4	$4,320.4
Sinking Fund Earnings	231.8	16.2	248.0
Installments	129.1	31.1	160.2
Paid for Debt Retirement	(376.7)	(83.2)	(459.9)

Fund Equity, end of year	$ 3,968.2	$300.5	$4,268.7

Leases

Long term leases, under which the Province, as lessee, assumes substantially all the benefits and risks of ownership of leased property, are classified as capital leases although certain minimum dollar thresholds are in place for practical reasons.  The present value of a capital lease is accounted for as a tangible capital asset and an obligation at the inception of the lease.

2007	PROVINCE OF NEW BRUNSWICK	19

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

All leases under which the Province does not assume substantially all the benefits and risks of ownership related to the leased property are classified as operating leases.  Each rental payment required by an operating lease is recorded as an expense when it is due.

Measurement Uncertainty

Measurement uncertainty is uncertainty in the determination of the amount at which an item is recognized in financial statements.  This uncertainty exists when there is a variance between the recognized amount and another reasonably possible amount.  Many items in these financial statements have been measured using estimates.  Those estimates have been based on assumptions that reflect economic conditions.

Some examples of where measurement uncertainty exists are the establishment of allowances for doubtful accounts, the determination of pension expense and the calculation of transition balances for Tangible Capital Assets.

NOTE 2

BUDGET

The budget amounts included in these financial statements are the amounts published in the Main Estimates, adjusted for transfers from the Supplementary Funding Provision Program and elimination of inter-account transactions.

The Supplementary Funding Provision Program is an appropriation which provides funding to other programs for costs associated with contract settlements and other requirements not budgeted in a specific program.

Budget figures for the year ending 31 March 2007 reflect the acquisition of tangible capital assets and amortization expense.  These amounts are disclosed in the Main Estimates as a separate schedule.

NOTE 3     PRIOR PERIOD ADJUSTMENT

An actuarial valuation was performed during the year to value the liability related to retirement allowances of employees in Regional Health Authorities (RHA’s).  The financial results of the RHA’s are included in these financial statements using the consolidation method.  As this was the first year this information was available, it has been accounted for retroactively as a first-time adoption of a Public Sector Accounting Board (PSAB) recommendation relating to these entities.  This transaction resulted in a reduction of the reported surplus in 2006 of $8.6 million, an increase in opening Net Debt at 1 April 2005 of $49.9 million and an increase in liabilities in 2006 of $58.5 million.  This also increased the opening Net Debt at 1 April 2006 by $58.5 million.

The Province commenced in 2007 to report the gross cost of tangible capital assets in the financial statements rather than reporting these amounts net of deferred capital contributions.  Deferred capital contributions are reported separately.  The impact in the Statement of Financial Position is to increase both the cost of tangible capital assets and deferred contributions reported by $680.1 million ($659.7 million 2006).  The impact on the Statement of Operations is to increase both amortization expense and other provincial revenue by $23.1 million ($22.4 million 2006).  There is no impact on net debt.

NOTE 4

FISCAL RESPONSIBILITY AND BALANCED BUDGET ACT

The Fiscal Responsibility and Balanced Budget Act requires that total expenses not exceed total revenues for the period commencing 1 April 2004 and ending 31 March 2007.

That Act stipulates that any change made within the last fifteen months of the period from 1 April 2004 to 31 March 2007, or after completion of that period, in relation to the official estimates by the Government of Canada

20	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

for provincial entitlements under the Federal-Provincial Fiscal Arrangements Act (Canada), the Canada-New Brunswick Tax Collection Agreement or the Comprehensive Integrated Tax Coordination Agreement, shall not be taken into account.

The surplus according to the Fiscal Responsibility and Balanced Budget Act for each of the years in the 3 year period ending 31 March 2007 is as follows:

	(millions)
	2005	2006	2007
	Actual	Actual	Actual

Revenue	$5,959.8	$ 6,300.7	$ 6,648.9
Adjustments as per section 4(1) of the Act	---	(3.4)	(121.4)
Revenue as per Fiscal Responsibility and Balanced Budget Act	5,959.8	6,297.3	6,527.5
Expense	5,717.6	6,057.1	6,412.1
Surplus for the year	242.2	240.2	115.4
Cumulative Surplus at beginning of year	---	242.2	482.4

Cumulative Surplus at end of year	$242.2	$482.4	$597.8

The Province is required under the Act to report annually on the ratio of Net Debt to Gross Domestic Product (GDP).  The following table presents the ratio for the years ended 31 March 2004 to 31 March 2007.

	(millions)
	2004	2005	2006	2007

Net Debt	$ (6,965.5)	$ (6,828.2)	$ (6,714.2)	$ (6,577.9)

GDP (31 December)	$ 22,346.0	$ 23,487.0	$ 24,162.0	$ 25,221.0

Ratio of Net Debt to GDP	31.2%	29.1%	27.8%	26.1%

2007	PROVINCE OF NEW BRUNSWICK	21

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

NOTE 5

SPECIAL PURPOSE ACCOUNTS

Special Purpose Account revenue earned but not spent accumulates as a surplus in that account and may be spent in future years for the purposes specified.  At 31 March 2007, the accumulated surplus in all Special Purpose Accounts totaled $95.0 million ($85.7 million 2006).  This total is a component of net debt and accumulated deficit.  The following table summarizes the change in the accumulated Special Purpose Account surplus.

		(millions)
	2006	2007
	Accumulated Surplus	Revenue	Expense	Accumulated Surplus

Active Community School Sport Project	$ ---	$ 0.2	$ 0.2	$ ---
Art Smart Project	0.1	0.1	0.2	---
Arts Development Trust Fund	---	0.7	0.7	---
Child Centered Family Justice Fund	0.1	0.4	0.4	0.1
CMHC Funding	52.5	16.5	14.9	54.1
Environmental Trust Fund	5.7	8.8	7.1	7.4
Fish Stocking Fund	0.3	0.3	---	0.6
Fred Magee Account	0.4	---	---	0.4
Grand Lake Meadows	0.2	---	0.1	0.1
Historic Places	0.1	0.4	0.5	---
Hospital Liability Protection Account	---	4.3	4.3	---
International Projects	---	1.9	1.8	0.1
Johann Wordel Account	0.1	---	---	0.1
Land Management Account	6.4	3.3	1.0	8.7
Library Account	---	0.3	0.2	0.1
Medical Research Assistance Account	3.1	0.1	---	3.2
Municipal Police Assistance	1.7	1.5	1.0	2.2
National Safety Code Agreement	---	0.2	0.2	---
Natural Resources Recoverable Projects	---	0.2	0.2	---
NB 911 Service Fund	0.1	3.2	2.0	1.3
NB Community College Scholarship Account	0.9	0.1	0.1	0.9
Parlee Beach Maintenance	---	0.1	0.1	---
Public/Private Partnership Projects	0.2	---	---	0.2
Renovation of Old Government House	0.3	---	---	0.3
School District Scholarship and Trusts	---	0.2	0.2	---
School District Self Sustaining Accounts	8.0	12.5	11.8	8.7
Sport Development Trust Fund	---	0.5	0.5	---
Strait Crossing Finance Inc.	---	0.1	0.1	---
Suspended Driver – Alcohol Re-Education	---	0.3	0.3	---
Trail Management Trust Fund	1.1	1.0	0.6	1.5
Training Recoverable Projects	2.4	2.4	2.3	2.5
Victim Services Account	0.9	1.8	1.4	1.3
Wildlife Trust Fund	1.1	1.1	1.0	1.2
	$ 85.7	$ 62.5	$ 53.2	$ 95.0

Descriptions of Major Special Purpose Accounts

CMHC Funding

CMHC funding is used to provide funding for the operation of the programs that fall under the administration of the Social Housing Agreement.  Assets consist of current assets held within the Consolidated Fund.

22	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

School District Self Sustaining Accounts

Self Sustaining Accounts record school district revenue and expenses for non-educational services such as the rental of school facilities, cafeteria operations and foreign student tuition fees.  These special purpose accounts also record partnership activities with third parties to provide resources, services or grants to students.

NOTE 6

SHORT TERM INVESTMENTS

The fair value of short-term investments at March 31, 2007 is not materially different from the carrying value.  Short-term investments primarily consist of investments in banker’s acceptances and depository notes.

NOTE 7

OBLIGATIONS UNDER CAPITAL LEASES

The total future principal and interest payments for capital leases amount to $1,616.7 million ($1,693.2 million 2006). That amount includes $817.1 million ($834.1 million 2006) in principal and $799.6 million ($859.1 million 2006) in interest.

Minimum annual principal and interest payments in each of the next five years are as follows:

Fiscal Year	(millions)
2007-2008	$ 76.4
2008-2009	76.5
2009-2010	76.8
2010-2011	77.0
2011-1012	77.5

NOTE 8

GOVERNMENT ENTERPRISES

A Government Enterprise is an organization accountable to the Legislative Assembly that has the power to contract in its own name, has the financial and operating authority to carry on a business, sells goods and services to customers outside the Provincial Reporting Entity as its principal activity, and that can, in the normal course of its operations, maintain its operations and meet its liabilities from revenues received from sources outside the Provincial Reporting Entity.

The following is a list of Government Enterprises, and their fiscal year ends, which are included in the Provincial Reporting Entity as described in note 1 b) to these financial statements.  In addition we have included summary information for the NB Power Group in the narrative section following the table below.  The financial results of the NB Power Group are included in New Brunswick Electric Finance Corporation’s financial statements using the modified equity method.

Lotteries Commission of New Brunswick (Lotteries)	31-03-07
New Brunswick Liquor Corporation (Liquor)	31-03-07
New Brunswick Municipal Finance Corporation (Municipal Finance)	31-12-06
New Brunswick Electric Finance Corporation (NB Electric Finance)	31-03-07
New Brunswick Power Group (NB Power Group)	31-03-07
New Brunswick Securities Commission (Securities)	31-03-07

The following table presents condensed financial information of these Government Enterprises.

2007	PROVINCE OF NEW BRUNSWICK	23

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

	Lotteries	Liquor	Municipal Finance	NB Electric Finance	Securities	Total
Assets
Cash and Equivalents	$ ---	$ 3.0	$ 1.0	$94.6	$1.3	$99.9
Receivables	2.1	2.7	4.8	57.9	0.1	67.6
Prepaids	---	0.4	---	---	---	0.4
Inventories	---	17.8	---	---	---	17.8
Investments	---	---	0.7	229.7	1.0	231.4
Deferred Charges	---	0.7	---	34.1	---	34.8
Fixed Assets	---	12.7	---	---	0.4	13.1
Long Term Notes
Receivable	---	---	---	3,214.8	---	3,214.8
Other Assets	---	---	559.4	---	---	559.4
Total Assets	$ 2.1	$37.3	$ 565.9	$3,631.1	$ 2.8	$ 4,239.2

Liabilities
Short Term Indebtedness	$ ---	$ ---	$ ---	$ 24.0	$ ---	$ 24.0
Payables	---	18.2	4.8	73.1	0.6	96.7
Long Term Debt	---	---	560.1	3,924.1	---	4,484.2
Sinking Funds	---	---	---	(352.2)	---	(352.2)
Total Liabilities	$ ---	$ 18.2	$ 564.9	$ 3,669.0	$ 0.6	$ 4,252.7

Equity
Retained Earnings	$ 2.1	$ 19.1	$ 1.0	$ (37.9)	$ 2.2	$ (13.5)
Total Liabilities and Equity	$ 2.1	$ 37.3	$ 565.9	$ 3,631.1	$ 2.8	$ 4,239.2

Net Income
Revenue	$ 120.8	$ 361.4	$ 25.3	$ 292.7	$ 10.2	$ 810.4
Expenses	(7.8)	(229.9)	(0.2)	(29.4)	(3.8)	(271.1)
Interest and Related Expense	---	---	(25.1)	(243.9)	---	(269.0)
Net Income	$ 113.0	$ 131.5	$ ---	$ 19.4	$ 6.4	$ 270.3

The financial information of Government Enterprises is prepared according to generally accepted accounting principles, using accounting policies that are appropriate for the industry segment in which they operate.  These accounting policies may not be consistent with accounting policies used by other member organizations of the Provincial Reporting Entity.

Because minor adjustments are required for timing differences, the net income amounts reported in the financial statements of government enterprises may vary slightly from the investment income reported in the Province’s Statement of Operations.

24	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

Lotteries Commission of New Brunswick

The Lotteries Commission of New Brunswick is a shareholder in Atlantic Lottery Corporation Inc. and in the Interprovincial Lottery Corporation.  Atlantic Lottery Corporation Inc. is jointly owned by the four Atlantic Provinces and is responsible to develop, organize, undertake, conduct and manage lotteries in Atlantic Canada.  Atlantic Lottery Corporation Inc. also markets and handles the products of the Interprovincial Lottery Corporation.  The Interprovincial Lottery Corporation is a corporation jointly owned by the ten Canadian provinces.

New Brunswick Liquor Corporation

The New Brunswick Liquor Corporation was established under the New Brunswick Liquor Corporation Act.  Its business activity is the purchase, distribution and sale of alcoholic beverages throughout the Province of New Brunswick.

New Brunswick Municipal Finance Corporation

The Municipal Finance Corporation was established under the New Brunswick Municipal Finance Corporation Act.  Its purpose is to provide financing for municipalities and municipal enterprises through a central borrowing authority.  The Province is guarantor of all debt issued by the Corporation.

New Brunswick Electric Finance Corporation

New Brunswick Electric Finance Corporation (NBEFC) is a Crown Corporation formed to assume New Brunswick Power's existing debt, to capitalize the new companies with debt and equity to enable them to become financially independent of Government, and to receive interest, dividend and special payments (in lieu of taxes) to enable it to service and repay the debt it has assumed.

NBEFC includes the NB Power Group using the modified equity method.  At 31 March 2007 it had included $21.0 million of net income from the NB Power Group.  The $229.7 million shown by NBEFC as an investment is equal to the amount of Capital Stock of the NB Power Group plus all earnings of the corporation subsequent to 30 September 2004.  The amount of $3,214.8 million reported by NBEFC as long Term Notes Receivable is included by the NB Power Group as Long Term Debt.  In addition, $3,709.1 million of the amount shown as Long Term Debt of NBEFC has been borrowed by the Province and is shown on the Statement of Financial Position as a reduction of Funded Debt.

New Brunswick Power Group

The New Brunswick Power Corporation was established as a Crown Corporation of the Province of New Brunswick in 1920 by enactment of the New Brunswick Electric Power Act.  On October 1, 2004 the Province of New Brunswick proclaimed the Electricity Act which resulted in the reorganization of NB Power and the restructuring of the electricity industry in New Brunswick.  NB Power was continued as New Brunswick Power Holding Corporation with four new subsidiary operating companies (NB Power Group) which commenced operations on that date.

The NB Power Group provides for the continuous supply of energy adequate for the needs and future development of the Province, and promotes economy and efficiency in the distribution, supply, sale and use of power.

The 31 March 2007 combined statements of the NB Power Group report net income of $21.0 million on total revenue of $1,512 million.  Total assets reported were $4,186 million.  Of this amount, $3,440 million related to the net book value of tangible capital assets.  The statements also report total liabilities of $3,955 million of which $2,869 million is long term debt.

2007	PROVINCE OF NEW BRUNSWICK	25

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

New Brunswick Securities Commission

The New Brunswick Securities Commission is a Provincial Corporation under the Securities Act (New Brunswick) established on July 1, 2004.  The business of the Commission is the regulation of the New Brunswick capital market, including administration of the Act, the Securities Regulation and the New Brunswick Securities Commission rules.

NOTE 9

TANGIBLE CAPITAL ASSETS

Tangible capital assets include acquired, built, developed and improved tangible assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services.  The Province does not capitalize computer hardware and software.

Certain assets which have historical or cultural value, including works of art, historical documents and historical and cultural artifacts are not recognized as tangible capital assets.  Assets under construction are not amortized until the asset is available to be put into service.

Calculation of opening balances included, where available, acquisition totals reported in Public Accounts from 1973 to 2004.  Surfacing costs have been segregated starting in 2005.  Prior to 2005, these costs were included in roads and highways and bridges.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as noted in the table that follows.  One-half of the annual amortization is charged in the year of acquisition and in the year of disposal.

Included in the closing costs of the various classes as of March 31, 2007 are costs for assets under construction, which are not amortized.  These costs are buildings ($126.4 million); bridges, roads and highways ($159.5 million); ferries ($2.8 million).

26	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

	(millions) 2007								2006
	Land	Buildings and Land Improvements	Machinery and Equipment	Ferries	Vehicles and Mobile Heavy Equipment	Roads, Bridges and Highways	Dams and Water Management Systems	Total	Total

Estimated Useful Life (Years)	Indefinite	20-40	5-15	40-50	5-20	20-50	20-50

Cost
Opening Costs	$ 304.5	$ 2,293.1	$ 548.7	$ 23.4	$ 264.9	$ 5,285.7	$ 8.8	$ 8,729.1	$ 8,399.1
Additions	5.0	142.4	31.1	2.6	7.9	174.5	1.5	365.0	342.2
Disposals	---	0.3	2.8	---	11.5	---	---	14.6	12.2
Closing Costs	309.5	2,435.2	577.0	26.0	261.3	5,460.2	10.3	9,079.5	8,729.1

Accumulated Amortization
Opening Accumulated
Amortization	---	1,003.0	384.2	4.2	173.5	1,644.8	0.5	3,210.2	2,995.1
Amortization Expense	---	60.7	39.7	0.5	14.0	123.0	0.2	238.1	226.9
Disposals	---	0.3	2.7	---	11.3	---	---	14.3	11.8
Closing Accumulated Amortization	---	1,063.4	421.2	4.7	176.2	1,767.8	0.7	3,434.0	3,210.2

Net Book Value	$ 309.5	$ 1,371.8	$ 155.8	$ 21.3	$ 85.1	$ 3,692.4	$ 9.6	$ 5,645.5	$ 5,518.9

Opening Balance	$ 304.5	$ 1,290.1	$ 164.5	$ 19.2	$ 91.4	$ 3,640.9	$ 8.3	$ 5,518.9	$ 5,403.8
Closing Balance	309.5	1,371.8	155.8	21.3	85.1	3,692.4	9.6	5,645.5	5,518.9

Increase (Decrease) in Net Book Value	$ 5.0	$ 81.7	$ (8.7)	$ 2.1	$ (6.3)	$ 51.5	$ 1.3	$ 126.6	$ 115.1

2007	PROVINCE OF NEW BRUNSWICK	27

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

NOTE 10

DEFERRED CAPITAL CONTRIBUTIONS

Capital contributions related to the acquisition of tangible capital assets are deferred and amortized over the useful life of the related asset.  The amortization of capital contributions is reported as revenue in the Statement of Operations.  Deferred capital contributions represent the unamortized portion of these contributed amounts.  The changes in the balance of deferred capital contributions during the year are as follows:

	(millions)
	2007	2006

Balance, beginning of year	$ 659.8	$ 657.3
Contributions received	43.5	24.9
Amortized to revenue during the year	(23.1)	(22.4)

Balance, end of year	$ 680.2	$ 659.8

NOTE 11

BORROWING AUTHORITY

a) Balance of Borrowing Authority under the Provincial Loans Act

The balance of borrowing authority granted under the Provincial Loans Act is as follows:

(millions)
	Balance 2006	Authority Granted During the Year	Borrowing During the Year	Balance 2007

Loan Act 2005	$ 398.2	$ ---	$ 398.2	$ ---
Loan Act 2006	---	625.0	321.5	303.5

	$ 398.2	$ 625.0	$ 719.7	$ 303.5

Under the authority of section 2 of the Provincial Loans Act, the maximum temporary indebtedness of the Province is $2,200.0 million.  At 31 March 2007, the cash position of the Province net of bank advances and short term borrowing was $249.2 million.

Under the authority of subsection 3(1) of the Provincial Loans Act, the Province may borrow sums required for the repayment, refinancing or renewal of securities issued or for the payment of any loan or liability, repayment of which is guaranteed by the Province.  This authority is in addition to the authorities listed above.

b) Borrowing by the Municipal Finance Corporation

The New Brunswick Municipal Finance Corporation has authority under the New Brunswick Municipal Finance Corporation Act to provide financing for municipalities and municipal enterprises.  As at 31 December 2006, long term debt owed by the corporation was $560.1 million.  The Province guarantees this debt.

28	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

NOTE 12

FUNDED DEBT OUTSTANDING

The following is a maturity schedule for the total amount of the Province’s Funded Debt.

		(millions)

Fiscal Year of Maturity	Interest Rate (%) Range	Currency Amount	Total Funded Debt	NB Electric Finance Corporation	Funded Debt for Provincial Purposes

2007-2008	3.8-11.1	CAN $892.6	892.6	(355.3)	$ 537.3

2008-2009	4.3-10.4	CAN $1,011.3	1,011.3	(150.0)	861.3

2009-2010	4.4-10.3	CAN $1,322.7	1,322.7	(400.0)	922.7

2010-2011	6.4-11.0	CAN $640.3	640.3	(200.0)	440.3

2011-2012	5.8-10.1	CAN $1,458.5	1,458.5	(550.0)	908.5

2012-2013 & After	6.8-9.8 4.3-9.5	US $800.0 CAN $6,734.2	922.3 6,734.2	(518.8) (1,535.0)
			7,656.5	(2,053.8)	5,602.7

Funded Debt before Sinking Fund Investments			12,981.9	(3,709.1)	9,272.8
Less: Sinking Fund Investments			4,268.7	(300.5)	3,968.2
Funded Debt Outstanding			$ 8,713.2	$ (3,408.6)	$ 5,304.6

Pursuant to section 12 of the Provincial Loans Act, the Minister of Finance maintains a General Sinking Fund for the repayment of funded debt either at maturity or upon redemption in advance of maturity.  At 31 March 2007, the equity of the General Sinking Fund accumulated for the repayment of Provincial Debt was $3,968.2 million ($3,984.0 million 2006).  Some of the assets of this Fund are bonds and debentures issued or guaranteed by the Province of New Brunswick.  The provincial net book value of these investments at 31 March 2007 was $1,952.7  million ($1,877.9 million 2006).

Because government enterprises are included in the reporting entity through modified equity accounting, long term debt issued directly by those enterprises is not included in the amount of Funded Debt Outstanding.  Note 8 to these financial statements discloses the long term debt obligations of government enterprises.

2007	PROVINCE OF NEW BRUNSWICK	29

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

The following amounts, which are payable swap agreements, have been included in the preceding funded debt maturity schedule.  They have been reflected in that schedule in the currency payable per each financial swap agreement.

	(millions) 2007
Fiscal Year of Maturity	Amount Payable in Original Currency	Amount Payable Per Financial Swap Agreement	Canadian Dollar Equivalent

2007-2008	US $ 500.0	CAN $ 791.5	791.5
2009-2010	CAN $ 200.0	CAN $ 200.0	200.0
2016-2017	US $ 500.0	CAN $ 584.7	584.7

			$ 1,576.2

The swap agreements are interest rate and currency swap agreements except the CAN $200.0 issue due 2009-2010 which is an interest rate swap agreement only.

The following estimated payments are required in each of the next five years to meet the sinking fund provisions of existing debt.

Fiscal Year	(millions)

2007-2008	$ 137.3
2008-2009	123.1
2009-2010	118.6
2010-2011	104.0
2011-2012	91.4

NOTE 13

DEBT CHARGES

The total cost of interest, exchange, amortization and related expenses is $339.6 million ($402.7 million 2006), which consists of:

	(millions)
	2007	2006

Interest	$ 739.7	$ 744.5
Interest on Fredericton – Moncton Highway Capital Lease	55.4	56.5
Interest on Other Capital Leases	2.2	2.2
Foreign Exchange Expense	(30.8)	(7.8)
Other Expenses	2.1	1.7
	768.6	797.1
Interest Recovery for Debt Incurred for the New Brunswick
Electric Finance Corporation	(209.2)	(205.7)
Service of the Public Debt	559.4	591.4
Sinking Fund Earnings	(231.8)	(226.4)
	327.6	365.0
Pension Interest Charged	0.4	30.9
Interest on Debt to finance Student Loan Portfolio	11.6	6.8
	$ 339.6	$ 402.7

30	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

NOTE 14

PENSION PLANS

a) Description

Employees of the Province and certain other entities, as well as members of the Legislative Assembly, are entitled to receive pension benefits.  The Pension plans under which these benefits are received are as follows:

Plan Name	Date of Latest Actuarial Valuation for Accounting Purposes

Public Service Superannuation Act (PSSA)	01 April 2006
Teachers’ Pension Act (TPA)	01 April 2006
Provincial Court Act and Provincial Court Judges’ Pension Act (Judges’)	01 April 2006
Members’ Superannuation Act and Members’ Pension Act (Members’)	01 April 1996
Pension Plan for Canadian Union of Public Employees of New Brunswick Hospitals (H-CUPE)	---
Pension Plan for Management Employees of New Brunswick School Districts (Sch-Mgt)	31 December 2006
Pension Plan for General Labour, Trades and Services Employees of New Brunswick School Districts (GLTS)	31 December 2006
Pension Plan for Full-Time CUPE 2745 Employees of New Brunswick School Districts (CUPE 2745)	31 December 2006
Ombudsman Act (Ombud)	---
Pension Plan for Certain Bargaining Employees of New Brunswick Hospitals (H – CBE)	---
Pension Plan for Part-time and Seasonal Employees (Part-time)	---
Early Retirement / Workforce Adjustment Program (Early Ret)	01 April 1999

Pension trust funds distinct from the Consolidated Fund exist for each of these pension plans, except the Members’ Superannuation Act, Members’ Pension Act and the Ombudsman Act.

The pension expense and liability relating to NB Power employees belonging to the Public Service Superannuation Act are fully accounted for in the financial statements of NB Power.  The schedules in this note have been adjusted to reflect this.

2007	PROVINCE OF NEW BRUNSWICK	31

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

The following is a summary of the contribution levels and basic member benefits for each pension plan.  Complete plan descriptions are contained in the specific plan documentation.

	Contributions
	Employee			Benefits
Plan	Earnings Up to YMPE	Earnings Above YMPE	Employer	Unreduced Benefits	Reduced Benefits	Basic Benefit	Annual Benefit Indexing

PSSA	5.80%	7.50%	Determined by an actuary required to fund current service costs.	Age 60 with 5 years service.	Age 55 with 5 years service.	2.0% of salary times years service. Integrated with CPP.	Up to 5.00%
TPA	7.30%	9.00%	Equal to Employee.	Sum of age and years of service 87; 35 years service; or age 65 with 5 years service; or age 60 with 20 years service.	Sum of age and service total 80 or age 60 with 5 years service.	2.0% of salary times years service. Integrated with CPP.	Up to 4.75%
Sch –Mgt	This plan is being curtailed. There are no current contributors to the plan		N/A	Age 60 with 5 continuous years service.	At age 55 with 5 continuous years service.	2.0% of salary times years service. Integrated with CPP.	Up to 3.00%
CUPE 2745	4.50%	6.00%	No more than 95% of employee contributions.	Age 60 with 5 years continuous employment.	Age 55 with 5 years continuous employment.	1.3% to 2.0% of salary times years service. Integrated with CPP.	Up to 2.00%
GLTS	4.50%	6.00%	Not less than 95% of employee contributions.	Age 60 with 5 years continuous service.	Age 55 with 5 years continuous employment.	1.4% to 2.0% of salary times years service. Integrated with CPP.	Up to 2.00%
Judges' a)Provincial Court Act b)Provincial Court Judges’ Pension Act	7.00% 7.00%	N/A N/A	Determined by an actuary. Determined by an actuary.	Age 60 with 25 years service or at age 65 with 10 years service. Age 60 with 2 years service.	N/A 2 years service.	60% of salary Integrated with CPP. 2.75% per year of service up to 65% of salary. Not integrated with CPP.	Up to 6.00% Up to 5.00%

32	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

Contributions
	Employee			Benefits
Plan	Earnings Up to YMPE	Earnings Above YMPE	Employer	Unreduced Benefits	Reduced Benefits	Basic Benefit	Annual Benefit Indexing

H - CUPE	5.15%	6.00%	Currently on a contribution holiday.	Age 60 with 5 years continuous service.	Age 55 with 5 years continuous employment.	1.4% to 1.75% of salary times years service. Integrated with CPP.	Up to 2.00%.
H – CBE	5.185%	6.61%	Equal to employee contributions.	Age 60 with 5 years continuous service. Normal retirement at age 65.	Age 55 with 5 years continuous employment.	2.0% of salary times years service. Integrated with CPP.	Up to 4.00%.
Part-Time	2.00%, 3.25% or 4.50%	N/A	Equal to employee contributions.	Normal retirement age 65.	N/A	Defined contribution plan.	N/A
Ombud	This plan has no active members and exists solely to pay benefits to past Ombudsmen or their beneficiaries. The current and future Ombudsmen are members of either the Judges’ or PSSA Plan.
Early Ret	The Province has obligations under various early retirement initiatives.
Members’

a)

Members’ Superannuation Plan

Applies to Members of the Legislative Assembly who were MLA’s prior to enactment of the Members’ Pension Act.

Members contribute 9% of MLA’s indemnity plus 6% of Minister’s salary.

Province contributes amount equal to excess of pension payments over member contributions plus interest.

Eligible for benefits upon ceasing to be an MLA with at least 10 sessions service.

Basic MLA benefits equal 4.5% of average indemnity times number sessions up to final year’s indemnity.

Basic Minister’s benefits equal 3% of Ministers’ average salary times years service as a Minister.

b)

Members’ Pension Plan

Members contribute lesser of amount under MSP and maximum deductible RPP contributions per Income Tax Act.

Province contributes amount equal to excess of pension payments over member contributions plus interest.

Eligible for benefits at age 60 upon ceasing to be an MLA with minimum 8 sessions service.  Supplementary allowance at age 55 with minimum 8 sessions service.

Basic MLA benefits equal 2% of average indemnity times sessions served.  Additional supplementary allowance of 125% of basic MLA’s pension.

Basic Ministers’ benefits equal 2% of Ministers’ average salary times years service as Minister.  Additional supplementary allowance of 50% of basic Ministers’ pension amount.

2007	PROVINCE OF NEW BRUNSWICK	33

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

b) Pension Liability

With the exception of the H - CBE plan and the H - CUPE plan and the Part-Time plan, the Province is liable for any excess of accrued pension benefits over pension fund assets.  The H – CBE and H – CUPE plans are defined benefit plans with fixed employer contributions and the Part-Time plan is a defined contribution plan.  The Province’s liability related to these plans is limited to its annual contributions to the plans.

The Provincial share of the estimated pension surplus for all pension plans is $126.4 million ($30.2 million liability 2006).  This estimate is based on actuarial valuations for accounting purposes using the projected unit credit method, calculated as at the dates listed above.  This method estimates the present value of retirement benefits associated with the period of employee service to the valuation date.  These actuarial valuations were based on a number of assumptions about future events, such as rates of return on assets, wage and salary increases and employee turnover and mortality.  Section d) of this note lists some of the actuarial assumptions used.  Section e) lists selected information about plan members.

The value of assets in all plans exceeds the value of accrued benefits by $165.0 million at 31 March 2007.  However, because the calculation of this excess includes estimates of future events and market values of assets, the Statement of Financial Position reports a surplus of $126.4 million for accounting purposes.  The difference of $38.6 million represents $19.3 million of actuarial changes which is being amortized over future years and $19.3 million  recorded as a valuation allowance reducing the surplus recognized.

c) Summary Pension Information

Details of the pension liability, unamortized adjustments, pension expense and change in pension liability are outlined in the following table.  The estimated accrued benefits and the value of plan assets reported have been updated to the most recent year end of the applicable pension plan.  This was based on a projection of the actuarial assumptions and on actual contribution levels.  The plans for hospital and school district employees have 31 December year ends.  All other plans have 31 March year ends.

34	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

Summary Pension Information
	(millions)
							2007							2006
	PSSA	TPA	Judge	Member	Sch-Mgt	Sch-GLTS	Sch-2745	Ombud	H-CUPE	H-CBE	Part-Time	Early Ret	Total	Total

Accrued benefit obligation beginning of year	$3,260.8	$3,601.7	$ 31.4	$ 40.2	$14.5	$189.8	$ 38.0	$ ---	$ ---	$ ---	$ ---	$148.1	$7,324.5	$6,719.6
Actuarial (gains) losses	0.2	182.7	---	---	---	16.3	4.0	---	---	---	---	---	203.2	288.3
Plan Amendments	---	---	---	---	---	5.9	---	---	---	---	---	---	5.9	---
Benefits Accrued	105.5	71.9	1.5	1.5	---	6.5	1.3	---	---	---	---	0.4	188.6	178.8
Interest	231.0	264.6	2.5	2.8	1.1	14.4	3.3	---	---	---	---	12.5	532.2	497.0
Reciprocal payments and refunds	5.4	4.9	---	---	---	---	---	---	---	---	---	---	10.3	12.2
Benefit Payments	(150.3)	(213.5)	(1.4)	(2.7)	(1.0)	(14.5)	(2.4)	---	---	---	---	(13.4)	(399.2)	(371.4)

Accrued benefit obligation end of year	3,452.6	3,912.3	34.0	41.8	14.6	218.4	44.2	---	---	---	---	147.6	7,865.5	7,324.5

Plan assets beginning of year	3,379.7	3,730.2	27.5	---	13.4	227.3	44.9	---	26.3	---	---	---	7,449.3	6,521.7
Actuarial gains (losses)	52.3	48.7	0.1	---	0.2	14.2	2.5	---	---	---	---	---	118.0	522.7
Return on plan assets	241.8	263.4	2.2	---	0.8	15.9	3.5	---	3.4	---	---	---	531.0	465.7
Employer contributions	103.9	112.8	0.4	---	---	2.6	0.8	---	---	---	---	---	220.5	202.7
Employee contributions	50.8	39.3	0.3	---	---	2.7	0.7	---	---	---	---	---	93.8	80.1
Reciprocal payments and refunds	1.0	---	---	---	---	---	---	---	---	---	---	---	1.0	12.2
Benefit payments	(150.3)	(213.5)	(1.4)	---	(1.0)	(14.5)	(2.4)	---	---	---	---	---	(383.1)	(355.8)
Plan assets end of year	3,679.2	3,980.9	29.1	---	13.4	248.2	50.0	---	29.7	---	---	---	8,030.5	7,449.3

Actuarial Pension Liability (Surplus)	(226.6)	(68.6)	4.9	41.8	1.2	(29.8)	(5.8)	---	(29.7)	---	---	147.6	(165.0)	(124.8)
Unamortized Adjustments
Opening balance	49.7	73.8	9.3	---	---	4.3	(1.5)	---	---	---	---	---	135.6	(58.4)
New Adjustments	52.1	(134.0)	0.1	---	0.2	(2.1)	(1.4)	---	---	---	---	---	(85.1)	234.4
Amortization	(6.4)	(22.3)	(2.1)	---	(0.2)	(0.5)	0.3	---	---	---	---	--	(31.2)	(40.4)
Unamortized Adjustments Ending balance	95.4	(82.5)	7.3	---	---	1.7	(2.6)	---	---	---	---	--	19.3	135.6

Valuation Adjustment
Opening balance	---	---	---	---	---	18.8	0.6	---	---	---	---	---	19.4	17.1
Change	---	---	---	---	---	0.1	(0.2)	---	---	---	---	---	(0.1)	2.3

Ending balance	---	---	---	---	---	18.9	0.4	---	---	---	---	---	19.3	19.4
Total Pension Liability (Surplus)	$ (131.2)	$ (151.1)	$ 12.2	$ 41.8	$ 1.2	$ (9.2)	$ (8.0)	$ ---	$(29.7)	$ ---	$ ---	$147.6	$(126.4)	$ 30.2

2007	PROVINCE OF NEW BRUNSWICK	35

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

Summary Pension Information (continued)
	(millions)
							2007							2006
	PSSA	TPA	Judge	Member	Sch-Mgt	Sch-GLTS	Sch-2745	Ombud	H-CUPE	H-CBE	Part-Time	Early Ret	Total	Total

Expense
Employers’ share of pension benefits earned	49.7	37.4	1.2	1.2	---	3.8	0.7	0.2	8.2	17.0	6.3	0.4	126.1	117.0
Interest	(11.6)	1.2	0.3	2.8	0.3	(1.5)	(0.2)	---	(3.4)	---	---	12.5	0.4	30.9
Plan Amendments	---	---	---	---	---	5.9	---	---	---	---	---	---	5.9	---
Amortization of adjustments	(6.4)	(22.3)	(2.1)	---	(0.2)	(0.5)	0.3	---	---	---	---	---	(31.2)	(40.3)
Change in valuation adjustment	---	---	---	---	---	0.1	(0.2)	---	---	---	---	---	(0.1)	2.3

Total pension expense	31.7	16.3	(0.6)	4.0	0.1	7.8	0.6	0.2	4.8	17.0	6.3	12.9	101.1	109.9
Employer contributions [1]	93.7	112.7	0.4	2.4	---	2.6	0.8	0.2	8.2	17.0	6.3	13.4	257.7	236.4
Change in pension liability	$ (62.0)	$ (96.4)	$ (1.0)	$ 1.6	$ 0.1	$ 5.2	$ (0.2)	$ ---	$ (3.4)	$ ---	$ ---	$(0.5)	$(156.6)	$ (126.5)

[1]				Only includes contributions from consolidated fund and entities consolidated
[2]				The Province has no liability for the Ombudsmen, H-CUPE, H-CBE and Part-Time plans beyond it's annual employer contribution thus no information regarding plan assets and liabilities is reported above.
[3]				The asset related to the H-CUPE plan relates to a prepayment of contributions which is expected to be exhausted by 2010.
[4]				The most recent actuarial funding valuation for H-CBE was as of 31 December 2004 and shows an unfunded liability of $53.1 million.
[5]				The most recent actuarial funding valuation for H-CUPE was as of 1 January 2005 and shows an unfunded liability of $53.0 million.

36	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

d)  Actuarial Assumptions

Calculation of the Province’s employee pension obligations and related pension expenditure is based on long and short term actuarial assumptions except the Judges’ Plan where only long term assumptions are used.

The tables below disclose the long term assumptions and the range of short term assumptions used in the actuarial valuations.

Long Term Assumptions
Plan	Rate of Return on Assets (%)	Annual Wage and Salary Increase (%)	Inflation (%)	Rate of Pension Escalation after Retirement (%)

PSSA	7.12	3.25 plus promotional increase	2.75	2.55 to 2.65
TPA	7.12	3.25 plus promotional increase	2.75	2.45 to 2.65
Judges’	7.90	4.50	3.50	3.00 to 3.40
Sch – Mgt	7.12	3.25	2.75	2.00
GLTS	7.12	2.75	2.75	2.00
CUPE 2745	7.12	2.75	2.75	2.00
Members’	7.12	3.25	2.75	2.65

Short Term Assumptions
Plan	Rate of Return on Assets (%)	Annual Wage and Salary Increase (%)	Inflation (%)	Rate of Pension Escalation after Retirement (%)

PSSA	7.12	3.25	2.75	2.55 to 2.65
TPA	7.12	3.25	2.75	2.45 to 2.65
Sch – Mgt	7.12	3.25	2.75	2.20
GLTS	7.12	2.75	2.75	2.00
CUPE 2745	7.12	2.75	2.75	2.00
Members’	N/A	0.00 to 4.00	2.00 to 3.50	2.00 to 3.50

These assumptions have been used to determine the amount of the Province’s obligation for pension benefits outstanding and the value of benefits earned by employees during the fiscal year and are based on management’s best estimates.  Different assumptions have been used to determine the appropriate level of employee and employer contributions needed to fund the estimated cost of the pension plans.

2007	PROVINCE OF NEW BRUNSWICK	37

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

e) Member Data

The following table lists data about the members of each plan.

Plan	Estimated Average Remaining Service Life (Years)	Number of Active Contributors	Number of Pensioners	Average Annual Salary of Contributors	Average Annual Pension

PSSA	14	19,260	11,038	$ 52,669	$ 17,442
TPA	16	9,649	7,585	57,908	28,508
Judges'	8	23	27	164,583	50,739
Sch – Mgt	---	N/A	85	N/A	11,815
GLTS	11	2,117	1,183	28,024	8,095
CUPE 2745	12	742	207	25,764	5,247
Members’	---	53	91	44,130	29,716

Ministers earn an additional average salary of $39,659.

NOTE 15

CONTINGENT LIABILITIES

a) Guaranteed Loans

The Province has guaranteed certain debt of entities external to the Provincial Reporting Entity under the authority of various statutes.  At 31 March 2007, the total contingent liability in respect of these guarantees was $723.5 million ($659.4 million 2006), of which the Province has recognized $69.0 million as a liability in the Statement of Financial Position ($60.7 million 2006).

	(millions)
	Authorized	Contingent
	Limit	Liability

Adult Education and Training Act	$ 0.3	$ 0.3
Agricultural Development Act	0.6	0.6
Economic Development Act	128.5	128.5
Employment Development Act	4.5	4.5
Fisheries Development Act	16.6	16.6
Livestock Incentives Act	1.4	0.9
New Brunswick Municipal Finance Corporation	865.0	560.1
Nursing Homes Act	8.7	8.7
Regional Development Corporation Act	4.2	3.3
		723.5
Less: Included in Allowance for Losses (Schedule 8)		69.0
		$ 654.5

b) New Brunswick Credit Union Deposit Insurance Corporation

The New Brunswick Credit Union Deposit Insurance Corporation (NBCUDIC) guarantees the repayment of deposits with the New Brunswick credit unions and caisse populaires.  NBCUDIC is included in the Province’s reporting entity under Note 1.  As of December 31, 2006, deposits of the credit unions and caisse populaires total $2,740.4 million.

38	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

c) Environmental Responsibility

The Province of New Brunswick has an agreement with a mining company to limit the liability of the company to $3.0 million for environmental damages that occurred prior to the company commencing mining at a specified date. The cost to complete this historical reclamation at this site has been estimated at $3.0 million.  The Province currently holds a cash security for $3.0 million from this company relating to the clean up.  Additional historical reclamation work will be required; however, cost can not be reasonably estimated at this time.

d) Insurance

The Province does not carry general liability insurance or property insurance on its assets except in a few limited instances.  Any successful liability claims against the Province and any replacement of lost or damaged property are charged to expense in the year of settlement or replacement.

e) Legal Actions

The Province of New Brunswick is involved in various legal proceedings arising from government activities.  Amounts totalling $22.1 million have been accrued in these financial statements which represents management’s best estimate of the likely losses due to legal actions.

NOTE 16

COMMITMENTS

a) Operating Leases

The total future minimum payments under various operating lease agreements, including those of government enterprises, for the rental of space and equipment amounts to $409.5 million ($436.4 million 2006).  Minimum annual lease payments in each of the next five years are as follows:

Fiscal Year	(millions)
2007-2008	$ 59.3
2008-2009	49.8
2009-2010	45.1
2010-2011	40.3
2011-2012	35.6

b) Nursing Homes

The Department of Family and Community Services includes in its annual operating budget funding for the repayment of approved long term debt of certain nursing homes.  The Department funds the nursing homes through grants which pay the difference between operating expenses and revenue from other sources.

Total long term debt of these nursing homes at 31 March 2007 amounted to approximately $130.2 million ($121.2 million 2006).  Of the $130.2 million nursing home debt, the Province has issued guarantees totalling approximately $8.7 million ($9.4 million 2006) which is included as a contingent liability.

c)  Authorized Capital Projects

The 31 March 2007 estimated amount required to complete authorized major construction projects of schools, hospitals, other buildings, roads and bridges, and to meet capital grant obligations is $1,470.3 million ($1,572.0 million 2006).  This includes projects that will be cost shared with the Government of Canada.

2007	PROVINCE OF NEW BRUNSWICK	39

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

NOTE 17

EXPENSE BY PRIMARY CLASSIFICATION

The expenditures by primary classification are as follows:

	(millions)
	2007	2006

Personal Services	$ 2,053.3	$ 1,994.3
Other Services	1,335.9	1,195.0
Materials and Supplies	148.6	127.3
Property and Equipment	102.9	88.8
Contributions, Grants and Subsidies to or on behalf of:
Municipalities and Local Service Districts	166.2	151.2
Individuals	1,016.4	971.0
Nursing Homes	169.1	144.6
Other	517.5	497.8
Debt and Other Charges	664.2	691.2
Amortization	238.0	226.9

	$ 6,412.1	$ 6,088.1

Personal Services includes salaries and benefits of employees, and allowances paid to the members of the Legislative Assembly.

Other Services includes the purchase of various services including rental of space, postage, advertising, professional services, Royal Canadian Mounted Police services and travel expenses.

Materials and Supplies includes the purchase of textbooks, office supplies, heating fuel, vehicle and equipment supplies and parts, and structural materials and supplies.

Property and Equipment includes the purchase and construction of buildings, roads, bridges, equipment, and office furniture.

Contributions, Grants and Subsidies includes payments to government corporations, agencies and boards, and to business entities and non-profit organizations.  Contributions, Grants and Subsidies to or on behalf of individuals includes income assistance payments and medical service payments on behalf of individuals.

Debt and Other Charges includes the cost of servicing the public debt and bad debt expenses.

Amortization is the systematic charge to income of the cost of tangible capital assets.

40	PROVINCE OF NEW BRUNSWICK	2007

NOTES TO THE FINANCIAL STATEMENTS

31 March 2007

NOTE 18

TRUST FUNDS

The Province is trustee for various trust funds outside the Provincial Reporting Entity.

The following is a summary of the trust fund equities calculated using the method indicated below to value investment assets:

	(millions)
	2007	2006
Cost Method:

Margaret R. Lynds Bequest	$ 0.1	$ 0.1
Mental Health Trust Fund	1.0	0.9
Viscount Bennett Bequest	0.2	0.2

	$ 1.3	$ 1.2

Market Value Method:

Judges' Superannuation Fund	$ 29.0	$ 27.4
Pension Plan for the Management Employees of New Brunswick School Districts	13.5	13.4
Pension Plan for General Labour, Trades and Services Employees of New Brunswick School Districts	248.2	227.3
Pension Plan for Full-Time CUPE 2745 Employees of New Brunswick School Districts	50.0	44.9
Public Service Superannuation Fund	4,711.3	4,343.4
Teachers' Pension Trust Fund	3,982.4	3,734.0

	$ 9,034.4	$ 8,390.4

The Margaret R. Lynds Bequest is used to award three annual scholarships of equal value to students pursuing the study of communications at specified universities.  The Mental Health Trust Fund is used to pay for psychoanalysis treatment of deserving New Brunswick residents. The income from the Viscount Bennett Bequest is used to develop the Province's historic resources.

NOTE 19

 COMPARATIVE FIGURES

Certain 2006 figures have been restated to conform to 2007 presentation.

NOTE 20    SUBSEQUENT EVENT

On 3 August 2007 the NB Power Group settled a legal action against Petroleos de Venezuela, S. A. (PDVSA) and others.  The settlement includes a cash portion of $115 million and an in-kind portion representing a commitment to deliver fuel. The in-kind portion of the settlement will be realized over time. The NB Power Group is in the process of determining the precise impact the settlement will have on its financial statements.

2007	PROVINCE OF NEW BRUNSWICK	41

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

	(millions)
	2007	2006

SCHEDULE 1
CASH NET OF SHORT TERM BORROWING

Cash	$4.2	$ ---
Short Term Investments	651.5	572.2
	655.7	572.2

Less:

Bank Overdrafts	---	3.4
Treasury Bills 4.16% - 4.21% Maturing 9 April 2007 -
12 June 2007	406.5	512.8
	406.5	516.2
	$249.2	$56.0

42	PROVINCE OF NEW BRUNSWICK	2007

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

	(millions)
	2007	2006

SCHEDULE 2
RECEIVABLES AND ADVANCES

Accounts Receivable
General Receivables of Government Departments	$185.4	$168.6
General Receivables of Consolidated Entities	51.2	48.3
	236.6	216.9
Due from Federal Government
Central Government Services	46.4	8.5
Economic Development	26.1	19.8
Education	47.2	49.9
Health	1.2	4.5
Transportation	22.8	25.7
Social Assistance	---	31.4
Refund of HST	16.1	17.3
Other	3.8	4.0
Canada Health and Social Transfer	6.1	2.9
	169.7	164.0

Guarantee Payouts	45.8	50.1

Advances
Working Capital Advances	7.0	5.6
Advances of Grants	21.9	51.5
Advances to Municipalities	72.9	64.1
Other	4.7	4.9
	106.5	126.1
Interest Receivable
Agricultural Development Act	---	0.1
Economic Development Act	6.4	8.6
Student Loans	4.7	1.5
Fisheries Development Act	9.9	11.0
Other	16.1	12.2
	37.1	33.4

	595.7	590.5
Less: Allowance for Doubtful Accounts	(155.7)	(140.7)
	$440.0	$449.8

2007	PROVINCE OF NEW BRUNSWICK	43

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

	(millions)
	2007	2006

SCHEDULE 3
TAXES RECEIVABLE

Gasoline and Motive Fuels Tax	$22.8	$20.7
	101.9	---
Real Property Tax	406.2	411.0
Royalties and Stumpage on Timber	22.0	24.3
Sales Tax	87.0	87.9
Tobacco Tax	8.4	8.5
Other	13.1	2.5
	661.4	554.9
Less: Allowance for Doubtful Accounts	77.0	85.4
	$584.4	$469.5

SCHEDULE 4

Inventories for Resale
Properties Held for Sale	$7.1	$6.7

44	PROVINCE OF NEW BRUNSWICK	2007

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

			(millions)
					2006
		Allowance			Allowance
		for Doubtful			for Doubtful
	Amount	Accounts	Net	Amount	Accounts	Net
SCHEDULE 5
LOANS

Agricultural Development Act	$4.2	$2.9	$1.3	$18.1	$13.1	$5.0
Beaverbrook Art Gallery	4.5	4.5	---	1.0	---	1.0
Economic Development Act	146.0	94.7	51.3	135.5	88.2	47.3
Energy Efficiency Upgrade Loans	2.3	0.1	2.2	0.2	---	0.2
Fisheries Development Act	39.2	28.2	11.0	40.1	29.6	10.5
Fundy Trail Endowment Fund	2.8	---	2.8	2.6	---	2.6
La Fondation du quotidien francophone	4.0	4.0	---	4.0	4.0	---
Loans to Municipalities	9.2	---	9.2	1.0	---	1.0
Loans to Students	296.0	55.2	240.8	258.3	41.0	217.3
New Brunswick Housing Act	34.8	2.4	32.4	34.5	2.4	32.1
Provincial Holdings Ltd.	6.2	5.0	1.2	6.0	4.4	1.6
Unsatisfied Judgements	9.5	9.5	---	9.5	9.5	---
Other Loans	1.9	0.7	1.2	2.1	0.7	1.4

	$560.6	$207.2	$353.4	$512.9	$192.9	$320.0

2007	PROVINCE OF NEW BRUNSWICK	45

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

	(millions)
	2007	2006

SCHEDULE 6
INVESTMENTS

Investment in Government Enterprises
Lotteries Commission of New Brunswick	$2.1	$0.6
New Brunswick Electric Finance Corporation	(37.9)	(56.6)
New Brunswick Liquor Corporation	19.1	14.6
New Brunswick Municipal Finance Corporation	1.0	1.0
New Brunswick Securities Commission	3.6	1.9
	(12.1)	(38.5)
Other Long Term Investments	4.8	3.9
	$(7.3)	$(34.6)

SCHEDULE 7
ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts Payable	$446.8	$417.4
Due to Canada
Equalization and Canada Health and Social Transfer	187.5	208.3
Canada Mortgage and Housing Corporation	40.7	41.5
Other Agreements	0.7	0.1
	228.9	249.9

Accrued Interest
Funded Debt	136.8	149.8
Other	90.2	87.0
	227.0	236.8

Employee Benefits
Accrued Salaries Payable	200.3	206.9
Liability for Injured Workers	105.8	103.3
Retirement Allowances	303.1	289.4
	609.2	599.6

Hospital Liability Protection Plan	11.5	8.7
Medicare and Out of Province Payments	43.9	34.6
Strategic Assistance	38.5	40.6
Holdbacks on Contracts	13.5	12.4
Other	20.3	41.3
	127.7	137.6
	$1,639.6	$1,641.3

46	PROVINCE OF NEW BRUNSWICK	2007

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

	(millions)
	2007	2006

SCHEDULE 8
ALLOWANCE FOR LOSSES

Business New Brunswick	$68.8	$60.5
Property Tax Appeals	26.8	23.3
Training and Employment Development	0.1	0.1
Consolidated Entities	0.1	0.1
	$95.8	$84.0

SCHEDULE 9
DEFERRED REVENUE

Canada Health and Social Transfer	$0.2	$0.2
Motor Vehicle and Operators' Licenses	42.8	41.0
Real Property Taxes	280.1	267.2
Other	38.1	11.4
Consolidated Entities	3.7	3.2
	$364.9	$323.0

SCHEDULE 10
DEPOSITS HELD IN TRUST

Administrator of Estates of Patients in Psychiatric Facilities	$0.5	$0.4
Contractors' Deposits	2.6	2.6
Court of Queen's Bench	7.3	7.1
Family Support Order Services	0.4	0.5
Metallic Minerals Tax Act	---	13.1
Mining Licenses - Non-Performance Renewal Fees	7.9	3.7
New Brunswick Reinsurance Account	2.2	2.1
Retention Fund for Fee for Services Physicians	9.8	4.8
Sale of Property for Taxes	1.2	1.1
Scholarship Trusts	3.0	2.8
Tenants' Security Deposits	14.4	13.7
Other	10.9	10.0
	$60.2	$61.9

2007	PROVINCE OF NEW BRUNSWICK	47

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

	(millions)
	2007	2006

SCHEDULE 11
OBLIGATIONS UNDER CAPITAL LEASES

Moncton North School	$6.8	$7.5
Miramichi Youth Facility	17.3	17.6
New Brunswick Highway Corporation	792.4	808.4
Consolidated Entities	0.6	0.6
	$817.1	$834.1

SCHEDULE 12
INVENTORIES OF SUPPLIES

Construction and Maintenance Materials	$10.3	$9.5
Educational Textbooks	1.0	1.0
Machine Repair Parts	6.4	6.7
Stationery and Supplies	1.7	1.6
Veterinary Supplies	0.9	0.8
Other Supplies	6.0	5.3
Consolidated Entities	15.7	15.2
	$42.0	$40.1

SCHEDULE 13
PREPAID AND DEFERRED CHARGES

Unamortized Premiums, Discounts, and Issue Expenses
on Debentures	$47.3	$49.6
Other	21.3	26.6
	$68.6	$76.2

48	PROVINCE OF NEW BRUNSWICK	2007

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

		(millions)
	2007	2007	2006
	Budget	Actual	Actual

SCHEDULE 14
TAXES

Corporate Income Tax	$178.4	$217.6	$150.3
Metallic Minerals Tax	8.0	120.2	10.5
Personal Income Tax	1,104.7	1,175.1	1,063.6
	1,291.1	1,512.9	1,224.4

Provincial Real Property Tax	353.2	351.5	341.0

Gasoline and Motive Fuels Tax	236.3	215.2	232.1
Harmonized Sales Tax	814.3	872.1	838.7
Part-mutuel
Tobacco Tax	93.0	81.9	90.5
	1,143.7	1,169.2	1,161.4

Financial Corporation Capital Tax	10.0	5.8	9.5
Insurance Premium Tax	41.2	40.1	39.4
Large Corporation Capital Tax	33.9	34.7	36.3
Other	6.0	6.0	5.6
	91.1	86.6	90.8
	$2,879.1	$3,120.2	$2,817.6

SCHEDULE 15
LICENSES AND PERMITS

Fish and Wildlife	$5.2	$5.4	$5.3
Forests	0.2	0.3	0.6
Liquor Licenses	0.9	0.9	0.9
Mines	1.0	1.5	1.3
Motor Vehicle	91.6	96.0	93.4
Other	12.1	12.3	12.3
	$111.0	$116.4	$113.8

SCHEDULE 16
ROYALTIES

Forest	$57.3	$58.8	$56.9
Mines	10.0	9.9	10.9
	$67.3	$68.7	$67.8

2007	PROVINCE OF NEW BRUNSWICK	49

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

		(millions)
	2007	2007	2006
	Budget	Actual	Actual

SCHEDULE 17
INVESTMENT INCOME

Lottery Revenues	$111.3	$113.0	$111.2
New Brunswick Electric Finance Corporation	(46.0)	18.7	131.6
New Brunswick Liquor Corporation	127.0	131.5	126.1
New Brunswick Securities Commission	5.1	6.6	6.5
	197.4	269.8	375.4
Other Investment Income	34.8	38.7	34.2
	$232.2	$308.5	$409.6

SCHEDULE 18
OTHER PROVINCIAL REVENUE

Sales of Goods and Services
Institutional	$26.1	$26.3	$25.4
Intergovernmental	7.7	7.9	7.6
Leases and Rentals	19.8	20.7	20.5
Provincial Parks	2.5	2.4	2.6
General	190.8	200.3	186.0
Fines and Penalties	3.8	4.2	4.0
Other Revenue	25.8	54.1	48.9
	---	23.2	22.4
	$276.5	$339.1	$317.4

SCHEDULE 19
UNCONDITIONAL GRANTS

Canada Health Transfer	$490.2	$493.0	$488.2
Canada Social Transfer	211.6	213.9	207.1
Canada Health and Social Transfer	---	---	1.0
Statutory Subsidies	1.9	1.9	1.9
	$703.7	$708.8	$698.2

SCHEDULE 20
CONDITIONAL GRANTS - CANADA

Central Government Services	$47.3	$45.2	$42.2
Economic Development	37.7	33.4	34.6
Education	138.0	139.8	147.8
Health	66.6	71.5	83.2
Social Assistance	4.7	5.0	4.7
Transportation	0.6	0.3	0.8
Other	4.1	9.4	11.0
	$299.0	$304.6	$324.3

50	PROVINCE OF NEW BRUNSWICK	2007

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

		(millions)
	2007	2007	2006
	Budget	Actual	Actual

SCHEDULE 21
EDUCATION AND TRAINING

Amortization Expense	$27.0	$26.9	$25.2
Education	845.8	850.4	817.0
General Government	0.8	(0.5)	4.7
Maritime Provinces Higher Education Commission	147.8	215.8	258.5
Pension Expense	30.6	25.0	19.9
Provision Expense	1.4	8.1	7.7
Supply and Services	4.3	6.4	3.7
Training and Employment Development	175.4	173.4	173.0
	$1,233.1	$1,305.5	$1,309.7

SCHEDULE 22
HEALTH

Amortization Expense	$53.1	$57.1	$53.4
Health and Wellness	607.5	603.3	615.6
Pension Expense	6.4	4.9	3.9
Regional Health Authorities	1,398.4	1,444.9	1,284.9
	$2,065.4	$2,110.2	$1,957.8

SCHEDULE 23
FAMILY AND COMMUNITY SERVICES

Amortization Expense	$1.1	$1.1	$1.1
Family and Community Services	806.1	817.8	761.4
General Government	1.1	1.1	9.0
Provision Expense	4.0	4.0	3.9
	$812.3	$824.0	$775.4

SCHEDULE 24
PROTECTION SERVICES

Attorney General	$13.7	$14.2	$13.8
General Government	0.2	60.2	0.2
Justice	36.2	36.6	35.7
Pension Expense	0.1	(0.6)	(0.8)
Provision Expense	0.3	3.7	---
Public Safety	121.5	119.4	112.1
Supply and Services	---	0.1	0.2
	$172.0	$233.6	$161.2

2007	PROVINCE OF NEW BRUNSWICK	51

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

		(millions)
	2007	2007	2006
	Budget	Actual	Actual

SCHEDULE 25
ECONOMIC DEVELOPMENT

Amortization Expense	$1.2	$1.3	$1.3
Business New Brunswick	38.2	50.0	32.7
General Government	1.6	1.4	5.0
Provision Expense	20.0	33.0	44.7
Regional Development Corporation	86.6	89.0	68.1
Tourism and Parks	29.4	30.9	29.4
	$177.0	$205.6	$181.2

SCHEDULE 26
LABOUR AND EMPLOYMENT

General Government	$0.6	$0.6	$0.6
Training and Employment Development	118.7	119.8	116.8
	$119.3	$120.4	$117.4

SCHEDULE 27
RESOURCES

	$33.1	$34.6	$32.9
Amortization Expense	0.3	0.9	0.9
Energy	2.4	2.4	2.2
Energy Efficiency and Conservation Agency of
New Brunswick	8.0	2.1	0.8
Environment	21.0	22.2	19.5
Fisheries	---	1.1	---
Forest Protection Limited	5.8	4.7	4.7
General Government	---	26.6	---
Natural Resources	97.9	95.4	96.4
New Brunswick Tire Stewardship Board	2.6	2.6	2.6
Provision Expense	0.3	0.3	---
Supply and Services	---	0.1	0.1
	$171.4	$193.0	$160.1

52	PROVINCE OF NEW BRUNSWICK	2007

SCHEDULES TO THE FINANCIAL STATEMENTS

31 March 2007

		(millions)
	2007	2007	2006
	Budget	Actual	Actual

SCHEDULE 28
TRANSPORTATION

Amortization Expense	$115.6	$136.9	$131.4
General Government	0.3	0.6	0.4
Supply and Services	---	0.1	0.4
Transportation	210.1	209.9	204.1
	$326.0	$347.5	$336.3

SCHEDULE 29
CENTRAL GOVERNMENT

Amortization Expense	$10.9	$13.8	$13.7
Algonquin Golf and Algonquin Properties Ltd.	10.2	9.4	9.9
Executive Council	7.6	7.6	4.5
Finance	12.8	12.5	12.4
General Government	111.5	71.4	68.1
Intergovermental Affairs	3.1	3.1	3.2
Legislative Assembly	18.6	24.5	17.4
Local Government	110.5	110.1	107.3
New Brunswick Investment Management Corporation	9.6	11.2	8.9
Office of the Comptroller	4.9	4.0	4.5
Office of Human Resources	5.7	5.5	4.3
Office of the Premier	1.8	1.8	1.1
Pension Expense	61.2	55.0	71.4
Provision Expense	6.0	10.9	5.3
Service New Brunswick	55.5	49.4	48.8
Supply and Services	108.4	104.3	101.1
Wellness, Culture and Sport	18.6	18.4	15.7
	$556.9	$512.9	$497.6